Exhibit 2.s.9

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 497

Registration Statement No.

PROSPECTUS SUPPLEMENT

(To Prospectus dated            , 201    )

Shares of Common Stock

We are offering for sale            shares of our common stock. Our common stock is traded on The Nasdaq Global Select Market under the symbol “GAIN.” The last reported sale price for our common stock on            ,             was $            per share. The net asset value per share of our common stock at the close of business on            , 201    was $            per share.

	Per Share	Total (1)
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	The aggregate expenses of the offering are estimated to be $ , which represents approximately $ per share.

The underwriters may also purchase up to an additional shares of common stock from us at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any, within 30 days after the date of this prospectus supplement. If the over-allotment option is exercised in full, our total proceeds, before expenses, would be $ and the total underwriting discounts and commissions would be $            . The common shares will be ready for delivery on or about            ,            .

You should read this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock and you should retain them for future reference. Additional information about us, including our annual, quarterly and current reports, has been filed with the Securities and Exchange Commission. This information is available free of charge on our corporate website at http://www.gladstoneinvestment.com.

An investment in our common stock involves certain risks, including, among other things, risks relating to investments in securities of small, private and developing businesses. We describe some of these risks in the section entitled “Risk Factors,” which begins on page S-6 of this prospectus supplement and page 9 of the accompanying prospectus. Shares of closed-end investment companies frequently trade at a discount to their net asset value per share. If our shares trade at a discount to their net asset value, this will likely increase the risk of loss to purchasers of our common stock. You should carefully consider these risks together with all of the other information contained in this prospectus supplement and the accompanying prospectus before making a decision to purchase our common stock.

The common stock being offered has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

            , 201

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. You must not rely upon any information or representation not contained in this prospectus supplement or the accompanying prospectus as if we had authorized it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and any accompanying prospectus is accurate as of the dates on their respective covers only. Our business, financial condition, results of operations and prospects may have changed since such dates.

TABLE OF CONTENTS

Prospectus Supplement

Page
Table of Fees and Expenses	S-3
Risk Factors	S-6
Use of Proceeds	S-6
Financial Highlights	S-6
Price Range of Common Stock	S-6
Plan of Distribution	S-6
Legal Matters	S-6

Prospectus

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, other than historical facts, may constitute “forward-looking statements.” These statements may relate to, among other things, future events or our future operating results, our business prospects and the prospects of our portfolio companies, actual and potential conflicts of interest with Gladstone Management Corporation and its affiliates, the use of borrowed money to finance our investments, the adequacy of our financing sources and working capital, and our ability to co-invest, among other factors. In some cases, you can identify forward-looking statements by terminology such as “estimate,” “may,” “might,” “believe,” “will,” “provided,” “anticipate,” “future,” “could,” “growth,” “plan,” “project,” “intend,” “expect,” “should,” “would,” “if,” “seek,” “possible,” “potential,” “likely” or the negative or other variations of such terms or comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include but are not limited to:

•	the recurrence of adverse changes in the economy and the capital markets;

•	risks associated with negotiation and consummation of pending and future transactions;

•	the loss of one or more of our executive officers, in particular David Gladstone, David Dullum or Terry Lee Brubaker;

•	changes in our investment objectives and strategy;

•	availability, terms (including the possibility of interest rate volatility) and deployment of capital;

•	changes in our industry, interest rates, exchange rates, regulation or the general economy;

•	our business prospects and the prospects of our portfolio companies;

•	the degree and nature of our competition;

•	our ability to maintain our qualification as a RIC and as a BDC; and

•	those factors described in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus.

We caution readers not to place undue reliance on any such forward-looking statement, which speak only as of the date made. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from our historical performance. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports we have filed, or in the future may file with the SEC, including subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements contained or incorporated by reference in this prospectus supplement or accompanying prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in this offering will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “us” or “Gladstone Investment,” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in Gladstone Investment. The following annualized percentages were calculated based on actual expenses incurred in the quarter ended [                ], and average net assets for the quarter ended [                ]. The table and examples below include all fees and expenses of our consolidated subsidiaries.

Stockholder Transaction Expenses:
Sales load (as a percentage of offering price)(1)	—%
Offering expenses (as a percentage of offering price)(1)	—%
Dividend reinvestment plan expenses (per sales transaction fee)(2)	Up to $25.00 Transaction Fee
Total stockholder transaction expenses(1)	—%
Annual expenses (as a percentage of net assets attributable to common stock)(3) :
Base Management fee(4)	[	]%
Loan servicing fee(5)	[	]%
Incentive fees payable under the Advisory Agreement (20% of net realized capital gains in excess of unrealized depreciation and 20% of pre-incentive fee net investment income)(6)	[	]%
Interest payments on borrowed funds(7)	[	]%
Dividend expense on mandatorily redeemable preferred stock(8)	[	]%
Other expenses(9)	[	]%

Total annual expenses(10)	[	]%

(1)	The amounts set forth in the table above do not reflect the impact of any sales load or other offering expenses borne by Gladstone Investment and its stockholders. The prospectus supplement relating to an offering of securities pursuant to this prospectus will disclose the offering price and the estimated offering expenses and total stockholder transaction expenses borne by Gladstone Investment and its stockholders as a percentage of the offering price. In the event that securities to which this prospectus relates are sold to or through underwriters, the prospectus supplement will also disclose the applicable sales load.

(2)	The expenses of the dividend reinvestment plan, if any, are included in stock record expenses, a component of “Other expenses.” If a participant elects by written notice to the plan agent prior to termination of his or her account to have the plan agent sell part or all of the shares held by the plan agent in the participant’s account and remit the proceeds to the participant, the plan agent is authorized to deduct a transaction fee, plus per share brokerage commissions, from the proceeds. The participants in the dividend reinvestment plan will also bear a transaction fee, plus per share brokerage commissions, incurred with respect to open market purchases. See “Dividend Reinvestment Plan” for information on the dividend reinvestment plan.
(3)	The percentages presented in this table are gross of credits to any fees.
(4)	In accordance with the Advisory Agreement between us and our Adviser, our annual base management fee is 2.00% (0.50% quarterly) of our average gross assets, which are defined as total assets, including investments made with proceeds of borrowings, less any uninvested cash or cash equivalents resulting from borrowings, and adjusted appropriately for any share issuances or repurchases. In accordance with the requirements of the SEC, the table above shows our base management fee as a percentage of average net assets attributable to common stockholders. For purposes of the table, the annualized base management fee has been converted to [ ]% of the average net assets for the three months ended [ ] by dividing the total annualized amount of the base management fee by our average net assets. The base management fee for the three months ended [ ] before application of any credits was $[ ].

Pursuant to the requirements of the 1940 Act, the Adviser makes available significant managerial assistance to our portfolio companies. The Adviser may also provide other services to our portfolio companies under certain agreements and may receive fees for services other than managerial assistance. Such services may include (i) assistance obtaining, sourcing or structuring credit facilities, long term loans or additional equity from unaffiliated third parties; (ii) negotiating important contractual financial relationships; (iii) consulting services regarding restructuring of the portfolio company and financial modeling as it relates to raising additional debt and equity capital from unaffiliated third parties; and (iv) primary role in interviewing, vetting and negotiating employment contracts with candidates in connection with adding and retaining key portfolio company management team members. The Adviser non-contractually, unconditionally, and irrevocably credits 100% of these fees against the base management fee that we would otherwise be required to pay to the Adviser; however, pursuant to the terms of the Advisory Agreement, a small percentage of certain of such fees, is retained by the Adviser in the form of reimbursement, at cost, for tasks completed by personnel of the Adviser and primarily for the valuation of portfolio companies. For the three months ended [            ], $[            ] of these fees were non-contractually, unconditionally and irrevocably credited against the base management fee. See “Business—Transactions with Related Parties—Investment Advisory and Management Agreement” and “Management—Certain Transactions—Investment Advisor and Administrator” and footnote 5 below.

(5)	The Adviser services, administers and collects on the loans held by Gladstone Business Investment, LLC, our wholly-owned subsidiary (“Business Investment”), in return for which our Adviser receives a 2.0% annual loan servicing fee payable monthly by Business Investment based on the monthly aggregate balance of loans held by Business Investment in accordance with the Fifth Amended and Restated Credit Agreement, as further amended, (the “Credit Facility”), with KeyBank National Association as administrative agent, lead arranger and a lender. Since Business Investment is a consolidated subsidiary of ours, coupled with the fact that the total base management fee paid to the Adviser pursuant to the Advisory Agreement cannot exceed 2.0% of total assets (as reduced by cash and cash equivalents pledged to creditors) during any given calendar year, we treat payment of the loan servicing fee pursuant to our Credit Facility as a pre-payment of the base management fee under the Advisory Agreement. Accordingly, these loan servicing fees are 100% non-contractually, unconditionally and irrevocably credited back to us by the Adviser. The loan servicing fee for the three months ended [ ] was $[ ]. See “Business—Transactions with Related Parties—Loan Servicing Fee Pursuant to Credit Facility” and “Management—Certain Transactions—Loan Servicing Fee Pursuant to Credit Facility.”
(6)	The incentive fee payable to the Adviser under the Advisory Agreement consists of two parts: an income-based fee and a capital gains-based fee. The income-based incentive fee is payable quarterly in arrears, and equals 20% of the excess, if any, of our pre-incentive fee net investment income that exceeds a 1.75% quarterly (7% annualized) hurdle rate of our net assets, adjusted appropriately for any share issuances or repurchases, subject to a “catch-up” provision measured as of the end of each calendar quarter. The “catch-up” provision requires us to pay 100% of our pre-incentive fee net investment income with respect to that portion of such income, if any, that exceeds the hurdle rate but is less than 125% of the quarterly hurdle rate (or 2.1875%) in any calendar quarter (8.75% annualized). The catch-up provision is meant to provide our Adviser with 20% of our pre-incentive fee net investment income as if a hurdle rate did not apply when our pre-incentive fee net investment income exceeds 125% of the quarterly hurdle rate in any calendar quarter (8.75% annualized). For the three months ended [ ], the income-based incentive fee was $[ ].

The capital gains-based incentive fee equals 20% of our net realized capital gains in excess of unrealized depreciation since our inception, if any, computed as all realized capital gains net of all realized capital losses and unrealized capital depreciation since our inception, less any prior payments, and is payable at the end of each fiscal year. For the three months ended [            ], we recorded a capital gains-based incentive fee of $[            ] in accordance with the provisions of U.S. generally accepted accounting principles (“GAAP”), which is not contractually due under the terms of the Advisory Agreement.

No credits were applied to the incentive fee for the three months ended [            ]; however, the Adviser may credit such fee in the future.

Examples of how the incentive fee would be calculated are as follows:

•	Assuming pre-incentive fee net investment income of 0.55%, there would be no income-based incentive fee because such income would not exceed the hurdle rate of 1.75%.

•	Assuming pre-incentive fee net investment income of 2.00%, the income-based incentive fee would be as follows:

= 100% × (2.00% – 1.75%)

= 0.25%

•	Assuming pre-incentive fee net investment income of 2.30%, the income-based incentive fee would be as follows:

= (100% × (“catch-up”: 2.1875% – 1.75%)) + (20% × (2.30% – 2.1875%))

= (100% × 0.4375%) + (20% × 0.1125%)

= 0.4375% + 0.0225%

= 0.46%

•	Assuming realized capital gains of 6% and realized capital losses and unrealized capital depreciation of 1%, the capital gains-based incentive fee would be as follows:

= 20% × (6% – 1%)

= 20% × 5%

= 1%

For a more detailed discussion of the calculation of the two-part incentive fee, see “Business—Transactions with Related Parties—Investment Advisory and Management Agreement.”

(7)	Includes amortization of deferred financing costs. As of [ ], we had $[ ] in borrowings outstanding under our Credit Facility.
(8)	Includes dividends paid on our Series B Term Preferred Stock, Series C Term Preferred Stock, and Series D Term Preferred Stock and amortization of deferred financing costs. See “Description of Our Securities—Preferred Stock—Term Preferred Stock” for additional information.
(9)	Includes our overhead expenses, including payments under the Administration Agreement based on our allocable portion of overhead and other expenses incurred by our Administrator in performing its obligations under the administration agreement. See “Business—Transactions with Related Parties—Administration Agreement” and “Management—Certain Transactions—Investment Advisor and Administrator.”
(10)	Total annualized gross expenses, based on actual amounts incurred for the three months ended [ ], would be $[ ]. After all non-contractual, unconditional, and irrevocable credits described in footnote 4 and footnote 5 above are applied to the base management fee and the loan servicing fee, total annualized expenses after fee credits, based on actual amounts incurred for the three months ended [ ], would be $[ ], or [ ]% as a percentage of average net assets.

Example

The following examples demonstrate the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above. The amounts set forth below do not reflect the impact of any sales load or offering expenses to be borne by Gladstone Investment and its stockholders. In the prospectus supplement relating to an offering of securities pursuant to this prospectus, the examples below will be restated to reflect the impact of the estimated offering expenses borne by Gladstone Investment and its stockholders and, in the event that securities to which this prospectus relates are sold to or through underwriters, the impact of the applicable sales load. The examples below and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%.

	1 Year			3 Years			5 Years			10 Years
You would pay the following expenses on a $1,000 investment:
assuming a 5% annual return consisting entirely of ordinary income(1)(2)	$	[	]	$	[	]	$	[	]	$	[	]
assuming a 5% annual return consisting entirely of capital gains(2)(3)	$	[	]	$	[	]	$	[	]	$	[	]
(1)	For purposes of this example, we have assumed that the entire amount of the assumed 5% annual return would constitute ordinary income as we have not historically realized positive capital gains (computed net of all realized capital losses) in excess of unrealized depreciation on our investments through [ ]. While we recorded a capital gains-based incentive fee of $[ ] in accordance with GAAP during the three months ended [ ], this amount is not contractually due under the terms of the Advisory Agreement. Because the assumed 5% annual return is significantly below the hurdle rate of 7% (annualized) that we must achieve under the Advisory Agreement to trigger the payment of an income-based incentive fee, we have assumed, for purposes of this example, that no income-based incentive fee would be payable if we realized a 5% annual return on our investments.

(2)	While the example assumes reinvestment of all distributions at NAV per share, participants in the dividend reinvestment plan will receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the distribution, and this price per share may differ from NAV per share. See “Dividend Reinvestment Plan” for additional information regarding the dividend reinvestment plan.
(3)	For purposes of this example, we have assumed that the entire amount of the assume 5% annual return would constitute capital gains and that no accumulated capital losses or unrealized depreciation exist that would have to be overcome first before a capital gains-based incentive fee is payable.

RISK FACTORS

[To be provided.]

USE OF PROCEEDS

[To be provided.]

FINANCIAL HIGHLIGHTS

[To be provided.]

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

We currently intend to distribute in the form of cash distributions, up to 100% of our Investment Company Taxable Income, if any, to our stockholders in the form of monthly distributions. We may retain net long-term capital gains in excess of net short-term capital losses and treat them as deemed distributions for tax purposes or may distribute such amounts as supplemental distributions. The tax characteristics of distributions are reported annually to each stockholder on Internal Revenue Service (“IRS”) Form 1099-DIV. There is no assurance that we will achieve investment results or maintain a tax status that will permit any specified level of cash distributions or year-to-year increases in cash distributions. At the option of a holder of record of common stock, all cash distributions with respect to shares of our common stock can be reinvested automatically under the dividend reinvestment plan. A stockholder whose shares of our common stock are held in the name of a broker or other nominee should contact the broker or nominee regarding participation in the dividend reinvestment plan on the stockholder’s behalf. See “Risk Factors—Risks Related to Our Regulation and Structure—We will be subject to corporate-level tax if we are unable to satisfy Code requirements for RIC qualification,” “Dividend Reinvestment Plan” and “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Our common stock is traded on Nasdaq under the symbol “GAIN.” The following table reflects, by quarter, the high and low intraday sales prices per share of our common stock on Nasdaq, the intraday sales prices as a percentage of NAV and distributions declared per share of our common stock for each fiscal quarter during the last two completed fiscal years and the current fiscal year through [                    ].

PLAN OF DISTRIBUTION

[To be provided.]

LEGAL MATTERS

The legality of securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. [Certain legal matters will be passed upon for the underwriters by             .]

Gladstone Investment Corporation

Shares of Common Stock

PROSPECTUS SUPPLEMENT

            , 201